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                              CONSULTING AGREEMENT

     This AGREEMENT, dated 31 January, 1996 is between ATHENA Medical Corporation (the "Company"), a Nevada Corporation, located at 10170 S.W. Nimbus Ave, Suite H-1, Portland, Oregon, 97223, and Roland Gerstenberger, ("RGT"), President, RG. Technical Associates, Inc., P.O. Box 828, 3424 Sweeten Creek Road, Arden, North Carolina, 28704

     In consideration of their mutual promises and for other good and valuable consideration, the parties hereto agree as follows:

     I. RGT agrees to serve as a Manufacturing and Product Development Consultant to the Company for a period of two (2) years from January 31, 1395. RGT agrees to devote his time as he and the Company reasonably determine are necessary to the performance of said duties, provided, however, that the rendering of services pursuant to this Consulting Agreement shall not prevent RGT from reasonably fulfilling his obligations under his employment agreement with RG. Technical Associates, Inc.

          A. RGT will report to the Production Plant Manager of the Company and agrees to use his best efforts to update, expand and continue his design work related to the Interlabial Padette, and to assist the Company to successfully maintain and expand manufacturing operations.

          B. The Company shall pay RGT a flat rate of US $1,800 per month, beginning on the date hereon, for his efforts to improve, continue and expand manufacturing and patent coverage of the Interlabial Pad, for a period of one year. The fee will be payable within 7 days of invoice receipt.

          C. RGT will account for all hours worked and submit this information, along with any approved travel and accrued expenses, in invoice form to the Company on the first of every month for the previous month. Any pre-approved hours above 24 hours for a given month will be payable at the rate of S75 per hour, in addition to the monthly rate. All invoiced hours and expenses must be detailed and approved prior to invoicing, the Company. The invoices will be due when received.

     II. This agreement may not be terminated by either party hereto for a period of twelve (12) months from the date hereon. Following this initial term, this Agreement my be terminated by either party by providing sixty (60) days written

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notice to the other party. Termination of this agreement will not constitute termination of the License Agreement.

     III. This Agreement may not be assigned by RGT without the written consent of the Company.

     IV. This Agreement shall be construed in accordance with the laws of Nevada.

     V. This Agreement represents the entire agreement of the parties and supersedes the consulting agreement signed 31 January, 1995 between these same parties.

     VI. RGT hereby consents to the disclosure of this Agreement and the terms thereof in any Registration Statement of the Company, or as required in other public documents.

     WITNESS the due execution hereof as of the date first above written.

                                        Agreed:

                                        ATHENA MEDICAL CORPORATION

                                        By:/s/ William H. Fleming
                                           -------------------------------
                                           William H. Fleming, President

                                        R.G. TECHNICAL

                                        By:/s/ Roland Gerstenberger
                                           -------------------------------
                                           Roland Gerstenberger, President